Exhibit 10.42

TERMINAL AGREEMENT

AGREEMENT NUMBER 899

THIS AGREEMENT MADE AND ENTERED INTO AS OF THE 6th day of September, 2001, by and between WESTWAY TERMINAL COMPANY INC., having its principal administrative offices in New Orleans, Louisiana (hereinafter known as WESTWAY), and WESTWAY TRADING CORPORATION, a Corporation with headquarters in New Orleans, Louisiana, (hereinafter known as CUSTOMER).

WITNESSETH:

WHEREAS, WESTWAY TERMINAL COMPANY INC., a Delaware Corporation, owns and operates bulk storage and distribution terminals and,

WHEREAS, CUSTOMER desires to deliver Product to WESTWAY to be stored and handled at its terminal(s).

NOW, THEREFORE, in consideration of mutual covenants and agreements the parties agree to the general terms and conditions contained in the Statement of Terms and Conditions and to specific terms and conditions as specified in the Schedule I, all of which constitute the Agreement between the Parties.

1.	TERM OF CONTRACT

As specified in Schedule I, attached hereto.

2.	MODIFICATIONS

No changes or modifications to the Statement of Terms and Conditions shall be effective unless reduced to writing and subscribed to by the parties hereto. Changes to the Schedule may be made by the parties at any time by any mutually acceptable means. No failure to insist upon compliance with any term or provision of the Agreement shall be considered a waiver, breach or cancellation of such provision or any other provision of the Agreement.

3.	NOTICES

Any or all notices required to be given under this Agreement shall be in writing and shall be deemed given when deposited in the United States mail, certified or registered, return receipt requested, addressed in the case of CUSTOMER (or such other address or addresses as either party may instruct the other in writing) to:

WESTWAY TRADING CORPORATION		WESTWAY TRADING CORPORATION
Attn:	A. Whitfield Huguley, IV President (Molasses Trading)	Attn:	Bryan Shoemaker President (Feed Division)
365 Canal Street, Suite 2900 New Orleans, LA 70130-1134		365 Canal Street, Suite 2900 New Orleans, LA 70130-1134

or in the case of WESTWAY, to:

WESTWAY TRADING COMPANY, INC. Attn: Peter J. M. Harding President 365 Canal Street, Suite 2900 New Orleans, LA 70130-1134

4.	ACCEPTANCE

Acceptance by CUSTOMER shall be acceptance of all terms and conditions recited herein or incorporated by reference. The person accepting this Agreement for WESTWAY and CUSTOMER each represent that he/she is duly authorized to obligate their respective firm to the terms hereof and to pay sums due or arising hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement, the “Master Agreement,” as of the day and year first above written:

ACCEPTED:

WESTWAY TRADING CORPORATION (Molasses Trading)

By:	/s/ John Randle

Title: V.P.

Date: 9/6/01

ACCEPTED:		ACCEPTED:

WESTWAY TRADING CORPORATION (Feed Division)		WESTWAY TERMINAL COMPANY

By:	/s/ Ian Falshaw	By:	/s/ Wayne Driggers

Title:	Director	Title:	Vice President - Sales & Marketing

Date:	9/6/01	Date:	September 6, 2001

STATEMENT OF TERMS AND CONDITIONS

1.	FACILITIES

1.01	Facilities To Be Furnished By WESTWAY

WESTWAY agrees to furnish storage tank(s), pipelines, pumps and/or other equipment (hereinafter known as “Facility”) as more particularly described and for the specific locations as set forth in Schedule I which are now and will be attached hereto.

WESTWAY shall at all times retain operational control of the Facilities within its sole care and custody and maintain the same, at its expense, in good and safe working order and repair, performing all services in a safe and workmanlike manner and minimizing any hazards associated with the storage of CUSTOMER’s Products.

WESTWAY agrees to have Facility completed and ready to accept delivery for storage and redelivery (as herein provided) of Product at the time and in the amounts specified in Schedule I. CUSTOMER shall have the right to inspect Facility prior to initial delivery of Product; it being assumed that Facility is satisfactory unless CUSTOMER shall otherwise timely notify WESTWAY in writing.

1.02	Tank Use and Cleaning

As specified in Schedule I attached hereto.

1.03	Additional Equipment

As specified in Schedule I attached hereto.

1.04	Dock

As part of the Facility, WESTWAY shall make available to CUSTOMER at published rates existing loading docks and shares servicing the terminal. The dock, being used by WESTWAY and others, is available on a “first come, first served” basis.

1.05	Inspection

WESTWAY hereby consents to an inspection by CUSTOMER’s designated representatives of its entire site or the sites at which it may be providing storage or performing services hereunder on a periodic basis or on special occasions on a reasonable notice. WESTWAY shall make all reasonable efforts to make available to said representative of CUSTOMER during the inspection that person or persons knowledge in Terminal’s policies and procedures governing the aspects of WESTWAY’s operations relevant to the services rendered hereunder, including, but not limited to, maintenance, quality assurance, environmental, safety and loss prevention.

2.	PRODUCT HANDLING AND DOCUMENTATION

2.01	Product Handling

The Product shall be received, stored and loaded by WESTWAY in accordance with WESTWAY’s standard procedures which include receipt, storage and periodic sampling (As requested by CUSTOMER, and charged as per additional services paragraph in Schedule I) of stored product, loading into each tank truck or other carrier and periodic inventory reporting.

Reasonable additional services will be supplied, necessary to accommodate CUSTOMER’s requirements, at WESTWAY’s regular rates and charges then in effect.

CUSTOMER shall be responsible for all charges incurred in engaging any carrier to effect delivery or dispatch of any Product and its suitability to perform the functions required, and WESTWAY shall be responsible only to receive or discharge the Product through its terminal lines from or to those carriers on vehicles, barges or equipment which, WESTWAY and CUSTOMER agree, WESTWAY is capable of and is equipped to service as specified in Schedule I.

2.02	Shipping and Receiving Papers

For each shipment of Product WESTWAY will also make out the necessary shipping documents and will send one (1) copy along with the weight ticket and original bill of lading to CUSTOMER on a daily basis. WESTWAY will complete and forward to CUSTOMER the required documents for receipts of Product as soon as practicable after discharge.

3.	OPERATIONS

3.01	Hours of Work

Hours of operation shall be as specified in Schedule I, hereto attached.

3.02	Marine Operations

(a)	Vessel - Should Product be delivered to Facility by vessel or barge, CUSTOMER shall give the WESTWAY terminal five days advance notice of the expected arrival time. The Master of the vessel, his representative, or CUSTOMER shall give WESTWAY at least six (6) hours advance notice of the vessel’s readiness to discharge cargo. If the vessel is ready to discharge and WESTWAY is ready to receive the cargo in less than six (6) hours after notice has been given, then discharge shall commence without further delay. WESTWAY’s personnel will perform no work on the vessel. Vessels discharging less than 10,000 short tons, will pump Product to Facility at an average rate of not less than 150 short tons per hour. Vessels discharging more than 10,000 short tons, will pump Product to Facility at an average rate of not less than 200 short tons per hour. If the average discharge rate is less than the agreed upon average per hour, then the difference between the actual and the calculated will be subject to overtime rates as per Schedule .

(b)	Barge - Should Product be delivered to Facility by barge, CUSTOMER shall give the WESTWAY terminal five days advance notice of the expected arrival time. The Master of the barge, his representative, or CUSTOMER shall give WESTWAY at least six (6) hours advance notice of the barge’s readiness to discharge cargo. If the barge is ready to discharge and WESTWAY is ready to receive the cargo in less than six (6) hours after notice has been given, then discharge shall commence without further delay. Tankering services can be provided as per additional services paragraph in Schedule I, or at rates specified for tankering in applicable Schedule. The allotted time for barge discharge will be twelve (12) hours to start at commencement of pumping operation. Terminal will endeavor to discharge barges during normal working hours, or at other hours identified in Schedule I. If the operation time is greater than 12 hours, then the difference between the actual amount less 12 hours will be subject to overtime rates as per Schedule I.

3.03	Schedules

WESTWAY agrees to receive, store, and distribute Product at the rates and charges fixed as provided on Schedule I. Cost and expense incurred by reason of WESTWAY’s delay in accepting discharge shall be borne by WESTWAY. However, there will be NO penalties for delays resulting from force majeure or mechanical breakdown of WESTWAY’s equipment. WESTWAY will make all reasonable efforts to have such equipment repaired as soon as possible.

3.04	Maintenance of Facility

WESTWAY agrees to maintain Facility during the term of this Agreement and any extensions thereof. CUSTOMER agrees to maintain special facilities and equipment, which remain the property of CUSTOMER as provided in Section 1.03, or, at CUSTOMER’s option, WESTWAY shall provide such maintenance at CUSTOMER’s expense.

3.05	Utilities

WESTWAY shall supply utilities, such as electricity or heating, as required and as specified in the Schedule I.

4.	DETERMINATION OF QUANTITY

Quantities of Product received into Facility shall be determined by gauging of the shore tanks made before and after delivery and calculated in short tons. It is understood that volumetric gauging presents problems with molasses and is an unreliable means of gauging. Pressure Transducers, or Pneumercators are the preferred means of gauging tank mass.

WESTWAY may, at its option, determine the quantity of Product delivered to or from Facility by direct weighing of tank car or tank trucks, both empty and loaded, on certified scales. Weighing of tank cars and trucks shall be at CUSTOMER’s expense as specified in Schedule I.

WESTWAY will supply CUSTOMER with a monthly inventory of the Product. A month-end physical inventory shall be taken each month by WESTWAY. Any variances between the book record and the actual physical count shall be subject to an adjustment of fees as provided in Section 13.01. CUSTOMER has the right to participate in taking such physical inventory.

5.	TITLE TO PRODUCT

Title to Product stored in Facility shall always remain with CUSTOMER and shall be held at CUSTOMER’s risk. However, if CUSTOMER is in breach hereof or fails to remove all Product from Facility at termination of this Agreement at WESTWAY’s direction to do so, to the extent permitted by the applicable law governing this Agreement, WESTWAY may sell the remaining product and apply all proceeds therefrom against any amounts due and owing to it by CUSTOMER (including the costs of such sale), and the balance of such proceeds, if any, shall be remitted to CUSTOMER.

6.	INDEPENDENT CONTRACTOR

Nothing contained herein shall create the relationship of joint venture, principle and agent or master and servant between CUSTOMER and WESTWAY and except for purposes of issuance of bills of lading pursuant to this Section 2.02 or for purposes of insuring payment of invoices as provided in Section 5, WESTWAY, in the performance of this Agreement, is not and shall not act or purport to act as the agent or employee of CUSTOMER, but is and shall act as an independent contractor. WESTWAY acknowledges that it is solely responsible for and solely in control of operations at the Facility; CUSTOMER shall not exercise any control over or direction of the manner in which WESTWAY performs the services called for under this Agreement.

7.	QUALITY ASSURANCE

As specified in Schedule I, attached hereto.

8.	RESPONSIBILITY FOR PRODUCT

WESTWAY will not be responsible for any loss of Product while in storage.

CUSTOMER shall be responsible for the Product until it leaves the delivery carrier. The amount of any Product lost due to leaks or destruction of tank cars or tank trucks during the loading or off-loading shall be borne by CUSTOMER.

WESTWAY shall not be responsible for change in quality, color, or condition of the Product stored or handled unless caused solely by WESTWAY’s negligence. CUSTOMER shall indemnify and hold WESTWAY harmless, for any loss or damage incurred by reason of a delivery to Facility of any Product, identified as Product, but is, in fact, of a different chemical composition, or if WESTWAY takes any action, without negligence on WESTWAY’s part, with respect thereto at the request or direction of CUSTOMER.

9.	CHARGES AND PAYMENT

9.01	Other Charges

(a)	CUSTOMER shall reimburse WESTWAY for all permits, licenses, etc. which may be required by any public or private agency particular to the storage and handling of CUSTOMER’s Product at WESTWAY’s Facilities, provided such costs do not exceed $1,500.00. If such costs exceed this amount, Section 17.01, paragraph 2, shall apply.

(b)	Subject to the terms and conditions herein, CUSTOMER will pay WESTWAY for the cost to clean such tank(s) and dispose of residuals in the event CUSTOMER’s use of the tank is discontinued and the tank becomes available for use by WESTWAY to store other product or materials. Subject to the terms and conditions herein, if the tank(s) should require cleaning during the term of the contract, due to any cause other than WESTWAY’s negligence, CUSTOMER will also pay all costs of such cleaning and disposal of residuals as specified in Schedule 1.

(c)	As specified in Schedule 1.

9.02	Invoices and Payments

Invoices for throughput charges shall be rendered monthly by WESTWAY to CUSTOMER for the next contract month; such invoices will reflect the portion of the minimum annual throughput charge due to date. Monthly payments made in contract year must equal the greater of either actual throughput charge for contract year to date or so much of minimum annual throughput charge as is due to date; a charge for other services rendered in the contract month just ended will be added to monthly invoices. Payment shall made within thirty (30) days from date of invoice. Invoices not paid timely shall bear interest of 1-1/2 percent per month (effective annual rate of 18%) (or the maximum legal rate permitted by law), whichever is less, from due date until paid and all costs of collection, including reasonable attorney’s fees.

9.03	Termination Charge

In the event, as reflected on Schedule I, occupancy of the premises on which its terminal is located is on the basis of lease from public or private authority then cancellation or termination of the lease shall automatically terminate and cancel this Agreement contemporaneously and WESTWAY shall have no liability to CUSTOMER arising out of such termination, nor shall CUSTOMER have any liability to WESTWAY arising therefrom.

10.	ADJUSTMENT OF FEES

The warehousing charges listed in Schedule 1 will be adjusted annually at the beginning of each contract year by means of a formula using any increases or decreases in CPI values, all items, all consumers up to a limit of six (6%) percent annually. The annual increase or decrease shall be equal to 50% of the applicable CPI.

All of the charges listed in the attached Schedules are subject to this increase or decrease.

11.	TAXES

In the event that the services provided pursuant to this Agreement or the handling of CUSTOMER’s Product shall be treated as, or result in, a taxable sale or use or, in the event this Agreement or the Product stored shall be subject to any ad valorem tax, all such taxes shall be borne by CUSTOMER invoiced as an added charge; and provided, however, that CUSTOMER shall have the full right to contest the same at its cost and expense, with WESTWAY’s reasonable assistance and cooperation, which WESTWAY shall not unreasonably refuse.

12.	PRODUCT DOCUMENTATION

CUSTOMER agrees to provide to WESTWAY all information, documents, including current Material Safety Data Sheets for each Product, labels, placards, retained sample containers and other materials and data which are required by Federal or State statutes, ordinances, rules or regulations (“Regulations”) relating to the Products stored under this Agreement and applicable Schedules. CUSTOMER further agrees to indemnify and hold harmless WESTWAY, and WESTWAY’s agents, employees, officers and directors, from and against any fines, penalties, loss, damage or expense, including without limitation, reasonable legal fees, resulting from CUSTOMER’s failure to provide or to make available to WESTWAY any information, documents, sample containers and materials as required by such Regulations, provided, however, that WESTWAY acted prudently in the fact of such failure by CUSTOMER.

13.	LIABILITY

13.01	Extent of Westway’s Liability

Risk of loss of Product due to fire, storm or other casualty shall remain with CUSTOMER to the extent the Product is covered by CUSTOMER’s all risk insurance coverage.

WESTWAY shall be responsible for all Facility deterioration resulting from storage of Product, as long as such Product is within specifications enumerated in the attached Schedules and delivered according to the terms and conditions of this Agreement. In the event WESTWAY’s facilities are damaged or destroyed, WESTWAY may, at its option, rebuild such facilities so affected or substitute mutually agreeable facilities for CUSTOMER’s Product within thirty (30) days at rates specified in Schedule I, throughout the remaining term of this Agreement.

13.02	Extent of CUSTOMER’s Liability

CUSTOMER shall be obligated to notify WESTWAY of any Product characteristics which may cause excess deterioration to Facilities beyond normal wear and tear. In addition to CUSTOMER’s obligations pursuant to 17.01, should destruction, excess deterioration or serious damage occur requiring repair and/or replacement of tankage, equipment or facilities by required due to CUSTOMER’s failure to deliver the Product specified or to accurately inform WESTWAY of the Products hazards, CUSTOMER shall be liable for repair and/or replacement of such Facilities. In such event, CUSTOMER shall continue to be responsible for charges throughout the entire period of time required to complete such repair and/or replacement unless such repair and/or replacement exceeds a reasonable time frame as mutually agreed both parties prior to commencement of said repair and/or replacement.

14.	FORCE MAJEURE

Should WESTWAY’s Facilities be seriously damaged or destroyed or should the tank set aside to service CUSTOMER’s Product be damaged or destroyed, WESTWAY shall be relieved, without incurring any liability to CUSTOMER, of all WESTWAY’s obligations under this Agreement rendered impossible of performance by such destruction or damage. In such event or in the event Force Majeure is sustained by CUSTOMER, CUSTOMER shall at the time be relieved of all obligations to pay all or the allocable part of any monthly rental and attributable other charges then in effect to the extent such failure to perform or such deficiency in making annual thruput payments is caused by, arises out of or is attributed to any cause reasonably beyond control of CUSTOMER, such as but not limited to war; riot; explosion; flood; storm; earthquake; act of God; perils of the sea; labor disputes; sabotage; accident; embargo; breakage of machinery or apparatus; injunction; compliance with governmental order; or inability to obtain fuel; raw materials; labor; containers, or transportation difficulties preventing the manufacture or shipment of product or restriction imposed by CUSTOMER (any such cause being referred to as “Force Majeure”). Should any Force Majeure occur, the party experiencing the Force Majeure will promptly notify the other party of its existence, the reasons why and approximately how long a delay is expected.

15.	DEFAULT BY EITHER PARTY

Should either party default at any time in the faithful performance and observance of the terms or conditions of this Agreement and should any such default continue for thirty (30) or more days after written notice thereof to the defaulting party, then the non-defaulting party shall have the right to cancel and terminate this Agreement and to recover damages or seek any other relief which it may be entitled at law or in equity.

Should either party be adjudicated bankrupt or insolvent in an involuntary proceeding, or if such party shall have filed a petition for an arrangement or creditors under the bankruptcy laws or insolvency laws of any jurisdiction, or if a bankruptcy or insolvency proceeding is instituted against such party which is not set aside within thirty (30) days thereafter, then, in that event, such party shall be deemed to be in default of this Agreement, thereby entitling the other party hereto to treat this Agreement, in accordance with the foregoing, as being in default.

16.	INDEMNITY AND INSURANCE COVERAGE

16.01	Indemnity

CUSTOMER shall indemnify and hold harmless WESTWAY and, at WESTWAY’s request, defend WESTWAY and each of its officers, directors, employees and agents from and against any and all liability, suits, losses, demands, causes of action, fines, penalties, expense, including attorney’s fees, and claims, WESTWAY may be caused to suffer or incur, including claim for bodily injury and property damage arising out of or in any manner connected with CUSTOMER’s negligent acts or omissions or breaches of this Agreement or its failure to comply with applicable laws in the performance of its obligations, provided such claims, etc. are not caused by the negligence of WESTWAY.

WESTWAY shall indemnify and hold harmless CUSTOMER and, at CUSTOMER’s request, defend CUSTOMER and each of its officers, directors, employees and agents from and against any and all liability, suits, losses, demands, causes of action, fines, penalties, expense, including attorney’s fees, and claims, CUSTOMER may be caused to suffer or incur, including claim for bodily injury and property damage arising out of or in any manner connected with WESTWAY’s negligent acts or omissions or breaches of this Agreement or its failure to comply with applicable laws in the performance of its obligations, provided such claims, etc. are not caused by the negligence of CUSTOMER. In no event shall WESTWAY or CUSTOMER be liable to the other for incidental or consequential damages, including, but not limited to, loss of profits, business opportunity, downtime costs, or claims of third parties other than claims by such parties for property damage or personal injury.

16.02	WESTWAY’s Coverage

WESTWAY shall maintain levels of insurance coverages during the term of this Agreement as provided:

Workers Compensation	Statutory
General Liability	$1,000,000
Excess Liability	$4,000,000

16.03	CUSTOMER’s Coverage

CUSTOMER will insure or self-insure all Product while in storage in terminal against damage by fire or other casualty and shall insure or self-insure all of its personnel and equipment while on WESTWAY’s premises. Further, CUSTOMER shall carry liability insurance against loss or damage caused to any third party, including WESTWAY, its officers, employees and agents by its product or by its agents and/or employees in amounts not less than $3,000,000.00.

16.04	Certificates

Prior to the commencement of this Agreement, CUSTOMER and WESTWAY shall each furnish to the other a certificate(s) properly executed by the insurance carriers, showing all insurance required hereunder to be in force. Each certificate shall provide for ten (10) days written notice to such other party, prior to the cancellation of or any changes effecting same.

17.	REGULATORY COMPLIANCE

17.01	Compliance with Law

WESTWAY warrants that, in rendering services to CUSTOMER, it will comply at all times with all applicable Federal, State and local laws, rules and regulations and shall obtain certificates, permits, documents, and authorizations required for the lawful operations of the terminal and the handling and storage of CUSTOMER’s Product. WESTWAY agrees to indemnify and hold harmless CUSTOMER and CUSTOMER’s agents, employees, officers and directors, for and against any fines, losses, damages or expenses, including without limitation, reasonable legal fees, resulting from WESTWAY’s violation of such laws and/or regulations. CUSTOMER shall comply with all federal, state and other governmental laws, rules and regulations applicable to the ownership of Product and shall obtain all certificates, permits, documents and authorizations required for the lawful ownership of the Product.

If any Federal, State or local laws, rules or regulations are hereafter amended, modified or supplemented so as to require alterations or additions to the Facility for the storage and handling of Product, WESTWAY shall inform CUSTOMER accordingly and shall submit to CUSTOMER an estimate of the costs of the required alterations or additions. CUSTOMER shall inform WESTWAY within fifteen (15) days of its receipt of said notice and estimate, whether or not it will pay said costs. If CUSTOMER declines, and if the parties are unable to resolve the matter by mutual agreement, CUSTOMER shall remove all Product stored in the Facility within thirty (30) days after notifying WESTWAY that CUSTOMER will not assume the costs of such alterations or additions, and if terminated, within the first four years of the contract, CUSTOMER will pay WESTWAY the termination charge set forth in Section 9.03 applicable at the time Product is removed from the tank.

WESTWAY shall promptly advise CUSTOMER by oral notice, followed by written communication, of any material environmental condition. By material environmental condition is meant receipt of notification of non compliance with federal, state, or local environmental law, regulation, or statute which does or may present a significant or substantial hazard or threat to human health or the environment, or any occurrence which may significantly impair the operation of the Facility. The existence of a material environmental condition not promptly remedied shall be grounds for termination.

18.	NONASSIGNABILITY

Neither party shall assign or transfer this Agreement or any of such party’s right or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

19.	CHOICE OF LAW; CONFLICT

This Agreement shall be governed by and construed according to the laws of the states in which the facilities employed to store CUSTOMER’s Products have their physical situs.

In the event of conflict between the provisions of the Statement of Terms and Conditions and either the Master Agreement dated September 6, 2001, to which this Statement is appended or any associated Schedule(s) I, the latter shall govern.

ACCEPTED:

WESTWAY TRADING CORPORATION (Molasses Trading)

By:	/s/ John Randle

Title: V.P.

Date: 9/6/01

ACCEPTED:		ACCEPTED:

WESTWAY TRADING CORPORATION (Feed Division)		WESTWAY TERMINAL COMPANY, INC.

By:	/s/ Ian Falshaw	By:	/s/ Wayne Driggers

Title:	Director	Title:	Vice President - Sales & Marketing

Date:	9/6/01	Date:	September 6, 2001